EXHIBIT 99.1

RALCORP HOLDINGS, INC. APPOINTS WALT GEORGE
AS CORPORATE VICE PRESIDENT AND PRESIDENT OF ITS
AMERICAN ITALIAN PASTA COMPANY BUSINESS

St. Louis, MO, July 30, 2010. . .Ralcorp Holdings, Inc. (NYSE:RAH) announced today the appointment of Walt George as Corporate Vice President and President of American Italian Pasta Company (“AIPC”), which it acquired on July 27, 2010.

Mr. George will be responsible for managing the AIPC business segment and will report to Kevin J. Hunt, Co-Chief Executive Officer and President of Ralcorp.  Mr. Hunt commented on the appointment of Mr. George:  “Throughout the process of acquiring AIPC, we have been very impressed with Walt’s knowledge of the business and his leadership abilities.  I am confident that Walt’s demonstrated leadership and experience will be a major contribution to the future success of our dry pasta business.  We look forward to working with Walt as we pursue new and exciting initiatives at AIPC.”

Mr. George replaces Jack Kelly, who has announced his decision to leave AIPC after a transition period that will conclude on November 1, 2010.  In announcing his decision to leave, Mr. Kelly said, “I am confident the AIPC management team and its dedicated employees will continue to thrive under the corporate leadership of Kevin Hunt and David Skarie.”

Mr. George has spent the last nine years with AIPC, most recently as Chief Operating Officer.  Prior to that, Mr. George was Executive Vice President - Operations and Supply Chain, and Senior Vice President – Supply Chain and Logistics.  Prior to joining AIPC, Mr. George was Vice President of Supply Chain for Hill’s Pet Nutrition, Inc.  Previously, Mr. George held plant management and operations positions with Frito-Lay, Inc.

About Ralcorp Holdings

Ralcorp produces Post-branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough for cookies, Danishes, bagels and doughnuts; and dry pasta.  For more information about Ralcorp, visit the company’s website at www.Ralcorp.com.

# # #

Contacts:
Scott D. Monette Corporate Vice President, Treasurer and Corporate Development Officer (314) 877-7113	Matt Pudlowski Director, Business Development (314) 877-7091